I N T E R N A T I O N A L    D A T A

C O R P O R A T I O N

Exhibit 23.3

IDC Letter of Authorization

Date	March 17, 2004

To:	Betsy Crosby
J.P. Morgan Securities Inc.
560 Mission St., Floor 19
San Francisco, CA 94105
Tel: 415-315-8306
Fax: 415-315-8685

Dear Betsy Crosby,

Absent prior written consent, the IDC name, logo, trademarks or copyrighted information cannot be used in promotional materials, publicity releases, advertising, or any other similar publications or communications, whether oral or written.

Please consider this letter as written authorization to use the following data:

Data point/quote	IDC data point used	Report Cited	Page
“We had 300 million mailboxes under subscription in January 2004, representing 25% of all mailboxes worldwide, based on estimates of International Data Corporation (“IDC”), a market research firm.”	1,118 million mailboxes worldwide in 2003 and 1,268 million mailboxes in 2004	“Worldwide Email Usage, 2003-2007: Spam and Instant Messaging Take a Bite Out of Email”, October 2003 (IDC#30195)	Pg. 8

“With the global adoption of the Internet, the use of electronic messaging has become a ubiquitous communication tool and a mission critical application for the conduct of business. According to estimates by IDC, by 2007 the number of worldwide email boxes will be 1.6 billion, and the number of person-to-person email messages sent worldwide will be more than 9.1 trillion”	1,576 million mailboxes in 2007	“Worldwide Email Usage, 2003-2007: Spam and Instant Messaging Take a Bite Out of Email”, October 2003 (IDC#30195)	Pg. 8

“With the global adoption of the Internet, the use of electronic messaging has become a ubiquitous communication tool and a mission critical application for the conduct of business. According to estimates by IDC, by 2007 the number of worldwide email boxes will be 1.6 billion, and the number of person-to-person email messages sent worldwide will be more than 9.1 trillion”	9.1 trillion person-to-person email messages sent annually worldwide	“Worldwide Email Usage, 2003-2007: Spam and Instant Messaging Take a Bite Out of Email”, October 2003 (IDC#30195)	Pg. 24

“According to IDC, in 2003 spammers sent an average of 13.5 billion emails per day, and spam as a percentage of overall Internet email traffic will grow from 37% in 2002 to 67% in 2007.”	13.47 billion spam messages sent daily worldwide	“Worldwide Email Usage, 2003-2007: Spam and Instant Messaging Take a Bite Out of Email”, October 2003 (IDC#30195)	Pg. 27

“According to IDC, in 2003 spammers sent an average of 13.5 billion emails per day, and spam as a percentage of overall Internet email traffic will grow from 37% in 2002 to 67% in 2007.”

–  7.19 billion spam messages sent daily worldwide in 2002 out of 20.8 billion email messages sent on an average day (equals 37%)

–  22.91 billion spam messages sent daily in 2007 out of 34.4 billion email messages sent on an average day (equals 67%)

		“Worldwide Email Usage, 2003-2007: Spam and Instant Messaging Take a Bite Out of Email”, October 2003 (IDC#30195)	Pg. 23, 27

“IDC estimates that the messaging security software market will grow from $364 million in 2003 to $1.1 billion in 2007, representing a compound annual growth rate of 31%.”	– Table: Worldwide Secure Content Management Software by Segment 2002-2007. – Messaging security market is $364 million in 2003 and $1,084.5 million in 2007	“Worldwide Secure Content Management Forecast Update and Competitive Vendor Shares, 2002-2007” (IDC #29635)	Pg. 36

IDC Market Research (M) Sdn Bhd (392772-T) Suite 13-03, Level 13, Menara HLA 3, Jalan Kia Peng, 50450 Kuala Lumpur

Tel: (603) 2163-3715 Fax: (603) 2163-5098 [LOGO]

I N T E R N A T I O N A L    D A T A

C O R P O R A T I O N

A copy of the final version of the text used in the prospectus of Brightmail Inc. also attached for reference. Should there be any changes to this text, please notify IDC Asia/Pacific immediately.

IDC is not responsible for any damage or loss resulting from the use of IDC information, regardless of the circumstances, and will be held harmless from any loss, cost, or expense, suffered or incurred as a result of, or in connection with any claim, suit or action from any party pertaining to that use.

Should you have any questions, feel free to contact Daniel Lai at 603-2169-7525.

Best regards,

By:

/s/    Selinna Chin

By: Selinna Chin

Title: Managing Director

(IDC Malaysia)

International Data Corporation (“IDC”)

IDC Market Research (M) Sdn Bhd (392772-T) Suite 13-03, Level 13, Menara HLA 3, Jalan Kia Peng, 50450 Kuala Lumpur

Tel: (603) 2163-3715 Fax: (603) 2163-5098 [LOGO]